Exhibit 99.3
For Release at 8:00 AM EDT on Monday, June 28, 2010
Gasco Energy Appoints New Independent Board Member
DENVER — June 28, 2010 /PRNewswire-FirstCall/ — Gasco Energy (NYSE Amex: GSX) today announced the that Gasco’s Board of Directors appointed Mr. Dean Furbush to serve as a director of the Board effective as of June 25, 2010. The appointment of Mr. Furbush brings the total number of directors to seven, six of whom are independent. Mr. Furbush is expected to stand for reelection at the 2010 Annual Meeting.
Mr. Furbush is the president of College Summit, a position he has held since July 2007 after spending six months working with the organization to redesign key business systems. Previously, Mr. Furbush served as Chief Executive Officer of FreshDirect, after being hired as Chief Operating Officer in 2003. He served at the NASDAQ Stock Market, as Chief Economist and then Executive Vice President of NASDAQ Transaction Services. Before this, Mr. Furbush was Senior Economist at Economists Incorporated, a position he held from October 1990 to June 1995. Mr. Furbush served as Economic Advisor to the Chairman, Commodity Futures Trading Commission, from October 1989 to August 1990, and Financial Economist at the Securities and Exchange Commission, Office of Economic Analysis, from June 1987 to October 1989. Mr. Furbush has held teaching positions at Virginia Polytechnic Institute and State University and at the University of Maryland. From June 1985 to September 1986, and again in January 1987, he was a consultant and junior staff economist in the Executive Office of the President of the United States, Council of Economic Advisers. Mr. Furbush was a research associate at the Center for Naval Analyses, Marine Corps Operations & Analysis Group, from October 1982 to June 1985. He received a B.A. in Economics from the University of Washington, and an M.A. and Ph.D. in Economics from the University of Maryland.
“On behalf of the Board of Directors, I would like to welcome Mr. Furbush to the Gasco Board,” said Charles B. Crowell, Gasco’s CEO and a director. “The Board looks forward to serving with him as we continue our best- practice corporate governance having now added another independent director to the Board.”
Mr. Furbush’s appointment to the Board of Directors is in conjunction with the previously announced closing of the exchange of the 5.5% Convertible Notes as part of a separate Investor Rights Agreement. The Investor Rights Agreement grants specified note holders, so long as they hold more than 20% of common shares outstanding (including notes and preferred stock as if converted into common without regard to the limitations on conversion in the notes and the preferred stock), the right to have Board representation in the form of one Board member to be nominated by such note holders and then to be elected by the Board, subject to the terms and conditions set forth in the Investor Rights Agreement.
Contact for Gasco Energy, Inc.: Investor Relations: 303-483-0044

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